Agreement between Royce Biomedical Inc. ("Royce") and Curvelo trade & Finance
                Ltd. ("Curvelo") dated the 1st day of March 2005

Whereas Curvelo is the assignor of a promissory note dated September 30, 2002 in the amount of $25,000 USD payable by Royce and as of the date above written, interest is due and payable in the amount of $1,000 USD by Royce to Curvelo;

Curvelo hereby agrees to accept and Royce agrees to issue one million common shares in the capital of Royce in settlement for interest owed for the months of January and February 2005 in the amount of $1,000 USD.

/s/ Garcia Cordoba Guadalupe Xochinua            /s/ Donald Gee
-------------------------------------            -----------------------------
Authorized signatory                             Authorized signatory
Curvelo Trade & Finance Ltd.                     Royce Biomedical Inc.